Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-1895	Direct 212.407.4000 Main 212.407.4000 Fax 212.407.4990

September 21 ,2016

Prime Acquisition Corp.

No. 322, Zhongshan East Road
Shijiazhuang
Hebei Province, 050011
People’s Republic of China

Re:	Prime Acquisition Corp.

Dear Ladies and Gentlemen:

Reference is made to the Registration Statement on Form F-1, file number 333-212397 (the “Registration Statement”), filed with the Securities and Exchange Commission by Prime Acquisition Corp., a Cayman Islands company (the “Company”), under the Securities Act of 1933, as amended (the “Act”), relating to (i) the resale of 4,949,318 ordinary shares of the Company (the “Ordinary Shares”), (ii) the resale of 2,679,313 Warrants, each warrant to purchase one Ordinary Share (the “Warrants”), and (iii) the issuance of 3,813,979 Ordinary Shares upon exercise of outstanding Warrants.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Because the agreement governing the Warrants (the “Warrant Agreement”) and the Warrants contain provisions stating that they are to be governed by the laws of the State of New York, we are rendering this opinion as to New York law. We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of the Cayman Islands.

Based upon the foregoing, we are of the opinion that each Warrant constitutes the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP